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                    March 18, 2022

       Zach Davis
       President and Chief Financial Officer
       Cheniere Corpus Christi Holdings, LLC
       700 Milam St
       Suite 1900
       Houston, TX 77002

                                                        Re: Cheniere Corpus
Christi Holdings, LLC
                                                            Registration
Statement on Form S-4
                                                            Filed March 11,
2022
                                                            File No. 333-263502

       Dear Mr. Davis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at (202) 551-3162, or Karina Dorin, Staff
       Attorney, at (202) 551-3763 with any questions.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              George Vlahakos, Esq.